UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-A/A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g) OF THE

SECURITIES EXCHANGE ACT OF 1934

Catalyst Semiconductor, Inc.

(Exact name of registrant as specified in its charter)

Delaware	77-0083129
(State of incorporation or organization)	(I.R.S. Employer Identification No.)

2975 Stender Way

Santa Clara, CA 95054

(Address of principal executive offices) (Zip Code)

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. ☒	If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. ☐

Securities Act registration statement file number to which this form relates: N/A

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Series A Participating Preferred Stock Rights	The NASDAQ Stock Market LLC

Securities to be registered pursuant to Section 12(g) of the Act:

None

(Title of Class)

AMENDMENT NO. 1 to FORM 8-A

This Amendment No. 1 amends and supplements the Registration Statement on Form 8-A (the “Form 8-A”) initially filed with the Securities and Exchange Commission on December 28, 2006 by Catalyst Semiconductor, Inc., a Delaware corporation (the “Company”), as set forth below.

Item 1. Description of Registrant’s Securities to be Registered.

The Company announced that it has entered into an Agreement and Plan of Merger and Reorganization, dated July 16, 2008 (the “Merger Agreement”), with ON Semiconductor Corporation, a Delaware corporation (“Parent”), and Centaur Acquisition Corporation, a Delaware corporation and wholly-owned subsidiary of Parent (“Merger Sub”), pursuant to which Merger Sub will merge with and into the Company (the “Merger”), with the Company continuing as the surviving corporation.

Immediately prior to the execution of the Merger Agreement, the Company and Computershare Trust Company, N.A. (the “Rights Agent”), entered into an amendment (the “Rights Agreement Amendment”) to the Preferred Shares Rights Agreement dated as of December 21, 2006 (the “Rights Agreement”), which provides that neither the execution of the Merger Agreement nor the consummation of the Merger will trigger the provisions of the Rights Agreement.

In particular, the Rights Agreement Amendment provides that neither Parent, Merger Sub nor any of their affiliates (the “Exempted Persons”) shall be deemed to be an “Acquiring Person,” and neither a “Distribution Date”, a “Shares Acquisition Date” nor a “Triggering Event” shall be deemed to have occurred, in each case solely by virtue of or as a result of (i) the approval, execution and delivery of the Merger Agreement and certain related agreements, (ii) the announcement of the Merger Agreement or the Merger, or (iii) the consummation of any other transactions contemplated by the Merger Agreement. The Rights Agreement Amendment also redefines “Expiration Date” to include a potential earlier date and time at which the Merger becomes effective. The foregoing description of the Rights Agreement Amendment does not purport to be complete and is qualified in its entirety by reference to the Rights Agreement Amendment, which is filed as an exhibit hereto, and is incorporated herein by reference.

Item 2. Exhibits.

Exhibit Number	Description of Exhibits
1	Amendment No. 1, dated as of July 16, 2008, to Preferred Shares Rights Agreement dated as of December 21, 2006 between Catalyst Semiconductor, Inc. and Computershare Trust Company, N.A. (incorporated by reference to the Company’s Current Report on Form 8-K filed on July 17, 2008).

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Dated: July 17, 2008

CATALYST SEMICONDUCTOR, INC.

By:	/s/ Gelu Voicu
Gelu Voicu
President and Chief Executive Officer

By:	/s/ David Eichler
David Eichler
Vice President of Finance and Administration and Chief Financial Officer

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